Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Melissa Rose
877-645-6464
Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2003 FINANCIAL RESULTS

Headquarters Relocated to Connecticut

FARMINGTON, Conn. – March 30, 2004 – Magellan Health Services, Inc., (Nasdaq:MGLN), today reported operating results for the fourth quarter and year ended December 31, 2003.  The Company also announced that it has relocated its principal executive offices to Farmington, Connecticut, from Columbia, Maryland.

Basis of Reporting

The Company emerged from its chapter 11 bankruptcy cases and consummated its plan of reorganization on January 5, 2004; however, the Company has applied the “fresh start reporting” provisions under generally accepted accounting principles as of December 31, 2003.  Accordingly, the Company’s results of operations and assets and liabilities reflect, with certain exceptions, the consummation of the plan as if it had occurred on December 31, 2003, including the reorganization of its debt and equity and the recording of its assets and liabilities at fair values pursuant to fresh start reporting.

In addition, the Company changed its year-end in 2003 to December 31.  This press release includes information regarding the year ended December 31, 2002 that is unaudited and is derived from the amalgamation of the Company’s results for the nine months ended September 30, 2002, as reported in its Form 10-Q for such period, and the Company’s results for the three months ended December 31, 2002, as reported in its Transition Report on Form 10-K for such period.

Financial Results

For the fiscal year ended December 31, 2003, the Company reported net revenues of $1.5 billion and net income of $451.8 million, or $12.69 per share.  Net income in 2003 includes net reorganization benefit with respect to the restructuring of $457.7 million (pre-tax) and a goodwill impairment charge of $28.8 million (pre-tax).  The Company’s segment profit (net revenue less salaries, cost of care and other operating costs plus equity in earnings of unconsolidated subsidiaries, but not including special charges) for 2003 was $192.1 million.

For the year ended December 31, 2002, net revenue was $1.8 billion and comprehensive loss was $540.8 million, or $15.47 per share.  The comprehensive loss for 2002 includes a goodwill impairment charge of $415.9 million and an increase to income tax valuation allowance of $200.5 million.  Segment profit for 2002 was $184.4 million.

The Company reported net revenues for the fourth quarter of 2003 of $337.8 million, compared with $445.9 million in the prior year quarter.  Net income for the quarter was $499.9 million or $14.15 per share compared to $11.7 million or $0.29 per share in the prior year quarter.  Segment profit for the fourth quarter of 2003, which included certain changes in estimates related to prior periods, was $68.0 million, compared with $56.6 million in fourth quarter 2002.

Steven J. Shulman, chairman and chief executive officer of Magellan, said, “The most important accomplishment for 2003 was our successful debt restructuring, which we achieved in just over nine months.  Not only did we reduce our gross debt by more than 60%, we attracted $150 million of new equity to the Company and refinanced the remaining debt.  Our outstanding operating results for fiscal year 2003 are further demonstration of the Company’s strong financial foundation.  The efforts we have made to improve efficiency in our operations have led to better service for our members, customers and providers and have further supported the financial strengthening of the Company.  With efficient, profitable operations and the sound capital structure we achieved through our reorganization, Magellan is well positioned to lead the marketplace.”

Balance Sheet Highlights

The Company’s restructuring reduced its debt by approximately $700 million.  Total debt outstanding for the Company upon consummation was $401.3 million.  Under fresh start reporting, the debt recorded as of December 31, 2003 does not reflect the payment of certain debt upon consummation of the Plan or the refinancing of its bank debt that the Company completed on January 5, 2004, and therefore, on the December 31, 2003 balance sheet total debt is $493.7 million. The Company ended the year with $206.9 million in unrestricted cash and restricted cash of $161.9 million.  Cash flow from operations for 2003 was $178.3 million.

In connection with its reorganization, the company refinanced its bank debt by entering into a new credit agreement with Deutsche Bank and other lenders.  The new agreement provides the Company with $100.0 million in term loans, an $80.0 million letter of credit facility and a $50.0 million revolving credit facility, and offers greater financial flexibility and better terms than the Company’s previous credit agreement.  There are currently no loans outstanding under the Company’s revolving credit facility.

Mark S. Demilio, chief financial officer of Magellan, said, “Magellan’s earnings were favorably impacted by the earlier than anticipated success of our initiatives to reduce administrative costs and to better manage care costs.  We have reduced our administrative costs while enhancing our service levels, and care costs have increased at a rate slightly lower than the trend the Company had been experiencing previously.”

Shulman said, “A little over a year ago, we promised to turn the company around financially, operationally and strategically.  Thanks to the commitment of Magellan employees and the support of our customers and others, we were able to keep that promise.  Today we are a new company – one that is investing in the future for the benefit of all of its stakeholders - customers, members, providers, employees and investors.

“Our business strategy, as we go forward, includes a continued focus on improving operating efficiency, reducing administrative costs, and leveraging our market leadership position, our behavioral health expertise, our large database of behavioral information and our strong customer base to grow revenue and increase earnings.  We also are exploring opportunities to enhance our existing product lines and develop new products that help to address many important issues for our customers in the health care marketplace.  Magellan is well-positioned to deliver unique, innovative and effective solutions for our customers and the people they serve.  This is an exciting time for the Company and the rest of the management team and I are very pleased to be leading the way,” Shulman concluded.

Earnings Results Conference Call

A conference call will be held to discuss the earnings at 8:30 a.m. Eastern time on Tuesday, March 30.  To participate in the call, interested parties should call 1-888-390-4698 and reference the passcode 2003 earnings and conference leader Steve Shulman approximately 15 minutes before the start of the call.

The conference call also will be available via a live Web cast at Magellan’s investor relations page at www.MagellanHealth.com.  Those who wish to listen to the call via the Web cast should go to the Web site at least 15 minutes prior to the call to register and download and install any necessary audio software.  The Web cast will be available for 15 days after the date of the call.

A taped replay of the conference call will be available from approximately 11:00 a.m. Eastern time on Tuesday, March 30, until 12:00 midnight on Friday, April 2.  The call-in numbers for the replay are 1-800-945-2458 and 1-402-220-3537 (from outside the U.S.).

Those who plan to listen to the call and/or Web cast are encouraged to read Magellan’s Transition Report on Form 10-K for the transition period from October 1, 2002 to December 31, 2002 filed with the Securities and Exchange Commission on August 12, 2003, including the discussion of risk factors, and the Form 8-K filed on January 6, 2004 and subsequent amendments.  In addition, listeners are encouraged to read all other 2003 and 2004 reports filed with the Securities and Exchange Commission to learn about Magellan’s historical operational and financial results.

Regulation FD:  For a reconciliation of segment profit to GAAP counterparts, please see the investor relations page of the Company’s Web site located at www.MagellanHealth.com.

About Magellan:  Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN), is the country’s leading behavioral managed care organization.  Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this press release including, without limitation, statements regarding expected outcomes and effects from customer service improvement initiatives, cost cutting initiatives and other actions, the Company’s positioning and ability to lead the marketplace and other statements constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements including operating results or cash flows differing from expected results, termination of contracts by customers, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care, increased competition, economic uncertainties and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission on March 30, 2004.

# # #

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Predecessor Company
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2002	2003	2002	2003
		(unaudited)	(unaudited)

Net revenue	$445,890	$337,795	$1,754,106	$1,510,746

Costs and expenses:
Salaries, cost of care and other operating expenses	391,433	272,884	1,581,654	1,324,886
Equity in earnings of unconsolidated subsidiaries	(2,138)	(3,041)	(11,967)	(6,202)
	389,295	269,843	1,569,687	1,318,684
Segment profit	56,595	67,952	184,419	192,062

Depreciation and amortization	14,380	11,782	50,748	48,047
Interest expense (Contractual interest of $43,604 and $106,328 for the three and twelve months ended December 31, 2003)	25,333	29,542	99,210	61,016
Interest income	(1,010)	(700)	(5,065)	(2,873)
Reorganization benefit, net	—	(470,462)	—	(438,217)
Goodwill impairment charges	—	—	415,880	28,780
Special charges	3,907	4,206	15,151	9,528
	42,610	(425,632)	575,924	(293,719)
Income (loss) from continuing operations before income taxes and minority interest	13,985	493,584	(391,505)	485,781
Provision for income taxes	3,129	9,555	148,652	33,813
Income (loss) from continuing operations before minority interest	10,856	484,029	(540,157)	451,968
Minority interest	27	83	58	253
Income (loss) from continuing operations	10,829	483,946	(540,215)	451,715
Discontinued operations:
Income (loss) from discontinued operations (2)	803	821	5,539	(25,028)
Income (loss) on disposal of discontinued operations (3)	97	(1,665)	(815)	4,756
Reorganization benefit, net (4)	—	16,846	—	20,327
	900	16,002	4,724	55
Net income (loss)	11,729	499,948	(535,491)	451,770
Preferred dividends (Contractual dividends of $1,236 and $4,788 for the three and twelve months ended December 31, 2003)	1,243	—	4,486	883
Amortization of redeemable preferred stock issuance costs, and other	136	—	872	172
Preferred stock reorganization items, net	—	—	—	2,668
Income (loss) available to common stockholders	10,350	499,948	(540,849)	448,047
Other comprehensive loss	—	—	—	—
Comprehensive income (loss)	$10,350	$499,948	$(540,849)	$448,047

Weighted average number of common shares outstanding — basic	35,139	35,319	34,972	35,305
Weighted average number of common shares outstanding — diluted	41,439	41,619	34,972	41,605

Income per common share available to common stockholders — basic:
Income (loss) from continuing operations	$0.27	$13.70	$(15.60)	$12.69
Income (loss) from discontinued operations	$0.02	$0.45	$0.13	$—
Net income (loss)	$0.29	$14.15	$(15.47)	$12.69

Income per common share available to common stockholders — diluted:
Income (loss) from continuing operations.	$0.26	$11.63	$(15.60)	$10.86
Income (loss) from discontinued operations	$0.02	$0.38	$0.13	$—
Net income (loss)	$0.28	$12.01	$(15.47)	$10.86

(1)     For a more detailed discussion of Magellan’s fiscal 2003 results, please consult the Company’s Annual Report on Form 10-K, which will be filed with the SEC March 30, 2004, and the live broadcast or taped replay of the Company’s earnings conference call on March 30, 2004 which will be available at www.magellanhealth.com.

(2)     Net of income tax provision (benefit) of $433 and $(1,193) for the three months ended December 31, 2002 and 2003, respectively, and $2,986 and $(1,341) for the twelve months ended December 31, 2002 and 2003, respectively.

(3)     Net of income tax provision (benefit) of $52 and $1,669 for the three months ended December 31, 2002 and 2003, respectively, and $(439) and $1,347 for the twelve months ended December 31, 2002 and 2003, respectively.

(4)     Net of income tax benefit of $(791) and $(817) for the three and twelve months ended December 31, 2003.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Predecessor Company
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2002	2003	2002	2003
		(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$11,729	$499,948	$(535,491)	$451,770

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of assets	—	—	—	(4,460)
Depreciation and amortization	14,380	11,782	50,748	48,047
Goodwill impairment charges	—	—	415,880	28,780
Equity in earnings of unconsolidated subsidiaries	(2,138)	(3,041)	(11,967)	(6,202)
Non-cash fresh start reorganization gain	—	(495,142)	—	(495,142)
Other non-cash reorganization (benefit) expense	—	(5,562)	—	6,902
Other non-cash interest expense	1,642	994	5,835	4,662

Cash flows from changes in assets and liabilities, net of effects from sales and acquisitions of businesses:
Accounts receivable, net	13,896	(2,583)	17,624	11,650
Restricted cash, investments and deposits	(2,578)	(7,542)	3,992	(39)
Net cash flows related to unconsolidated subsidiaries	3,175	(3,865)	11,032	(3,881)
Income taxes payable and deferred income taxes	129	463	147,100	1,966
Other assets	3,424	11,958	1,139	(837)
Accounts payable and other accrued liabilities	(19,257)	67,383	(44,870)	178,355
Medical claims payable	3,568	(39,785)	8,468	(47,403)
Other liabilities	(21)	613	384	(450)
Minority interest, net of dividends paid	42	121	94	352
Other	10	2,072	638	4,223
Total adjustments	16,272	(462,134)	606,097	(273,477)
Net cash provided by operating activities	28,001	37,814	70,606	178,293

Cash flows from investing activities:
Capital expenditures	(8,421)	(14,545)	(30,006)	(29,773)
Acquisitions and investments in businesses	—	—	(63,731)	(3,731)
Proceeds from sale of assets	—	—	—	2,588
Net cash used in investing activities	(8,421)	(14,545)	(93,737)	(30,916)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(1,196)	(462)	(66,049)	(3,018)
Proceeds from issuance of long-term debt	—	27	105,000	76
Credit agreement amendment fees and other	(1,909)	—	(2,005)	—
Proceeds from exercise of stock options and warrants	—	—	1,255	25
Net cash provided by (used in) financing activities	(3,105)	(435)	38,201	(2,917)
Net increase in cash and cash equivalents	16,475	22,834	15,070	144,460
Cash and cash equivalents at beginning of period	46,013	184,114	47,418	62,488
Cash and cash equivalents at end of period	$62,488	$206,948	$62,488	$206,948